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NEWS RELEASE

                                  EXHIBIT 99.1


               IXC Communications, Inc. Announces Third Quarter Results; EBITDA
                          Reaches $6.1 Million vs ($3.9) Million in 2nd Quarter


Austin. Texas November 4, 1997 - - IXC Communications, Inc. (Nasdaq: IIXC) announced today that revenues for the third quarter of 1997 increased 84.0% to $112.2 million, from $61.0 million for the third quarter of 1996. The net loss for the third quarter was $26.8 million, or ($1.08) per common share, compared with a net loss of $5.6 million, or ($0.19) per common share for the third quarter of 1996. Earnings before interest, taxes, depreciation and amortization (EBITDA) were $6.1 million in the third quarter of 1997, compared to $5.2 million in the third quarter of 1996.

Revenues increased $51.2 million in the third quarter of 1997 versus the third quarter of 1996, with long distance revenues growing $35.0 million, or 99.4%, and private line revenues increasing $16.2 million or 62.8%. The increase in EBITDA resulted from the growth of revenues, partially offset by increased access costs related to the growth in switch traffic, additional costs of leasing off-net circuits to support revenue growth, and operating costs related to the Company's expanding operations. The net loss for the third quarter also reflected increased depreciation related to the Company's fiber expansion program, losses related to the Company's long distance joint venture interest in Mexico (MarcaTel) and goodwill amortization relating to the Company's acquisition of Telecom One. Earnings per share for the third quarter included the impact of dividends relating to preferred stock, including the two classes of preferred stock issued during 1997.

For the first nine months of 1997, revenues increased 118.8% to $285.0 million, from $130.3 million in the comparable period in 1996. The net loss for this period in 1997 was $75.5 million, or ($2.76) per common share, compared to a net loss of $29.4 million, or ($1.13) per common share for 1996. EBITDA for the first nine months of 1997 was $0.5 million, compared to $6.0 million in the comparable period of 1996.

"We are pleased with the continued rapid growth in operating revenues, and with the turnaround in EBITDA during the quarter," said Ben Scott, IXC Chief Executive Officer. "With our expanded revenues, and the reductions we have experienced in line cost, our gross margin


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improved almost 93% over the second quarter, and EBITDA improved to a positive
$6.1 million from a negative $3.9 in the prior quarter."

"It is particularly gratifying that we have reduced our EBITDA losses in the switched long distance business by over 50%, from the second quarter as a result of the Company's previously announced cost reduction program as well as the mandated reductions in access cost which became effective on July 1st. We hope to achieve further improvements in the switched long distance business as a result of our cost reduction program and the network efficiencies resulting from our fiber build, the deployment of our new switching platform and, the deployment of our enhanced service delivery platform," said Mr. Scott.

Mr. Scott noted that IXC had been extremely active during the quarter in building its business on a number of fronts, including the following:

        -- Agreement to form a long-term alliance with PSINet, one of the nation's largest Internet service providers, in which IXC will provide PSINet with 10,000 OC-48-equivalent route miles for 20 years in exchange for 20% of PSINet's common stock, with a value guaranteed at $240 million.
        -- Issuance of $300 million of 12-1/2% Junior Exchangeable Preferred
        Stock
        -- Acquisition of Telecom One, a small long-distance company serving commercial and residential customers in 32 states.
        -- Agreement to sell dark fiber on its 729-mile route from Cleveland to New York to LCI International for over $20 million. This was the second major sale of fiber to LCI and, along with similar transactions with other carriers, is enabling IXC to deploy its new nationwide fiber optic network at a net cost per route mile that is about 25-30% of the industry average.

After the end of the quarter, IXC announced a joint venture with Telenor AS, the Norwegian national telephone company, to provide telecommunications services to carriers and resellers in 11 European countries that account for 80% of international traffic generated from Europe. IXC will own 40% of the joint venture. The Company also announced an additional fiber exchange agreement with FTV Communications, LLC, which will add 1,400 route miles to IXC's planned 20,000-mile nationwide digital network.

"We are now building both operational and strategic momentum in the business as we continue to progress on our fiber network, improve our operating performance, and enter into new international and Internet initiatives that are important to our future," said Scott.

Austin, Texas-based IXC Communications, Inc. is one of the United States' largest suppliers of voice, data and multimedia transmission services. The Company owns and operates one of the newest nationwide digital networks and makes network capacity available to local telephone companies, national and regional long-distance carriers, cable and utility companies, and Internet


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Service Providers. IXC offerings include private line, broadband, and switched and dedicated inbound and outbound calling products, and calling card and debit card services. IXC is a publicly traded company listed on Nasdaq under the symbol IIXC. IXC's Web site is located at www.ixc-comm.net.


                           IXC  Communications, Inc
                      Summary of  IXC  Unaudited Results
                  (in thousands, except per share amounts)


                               Three Months Ended           Nine Months Ended
                                 September 30,                September 30

                              1997           1996           1997           1996
Revenues:
Private line               $  41,948      $  25,766      $ 111,311      $  72,397
Switched long distance        70,292         35,250        173,704         57,876
Net operating revenue        112,240         61,016        285,015        130,273


Gross Margin                  28,351         17,242         57,994         39,256

EBITDA                         6,111          5,159            523          5,970
Depreciation &
 Amortization                 17,666          7,280         41,031         19,934
Operating Profit             (11,555)        (2,121)       (40,508)       (13,964)

Net Loss                     (26,788)        (5,624)       (75,476)       (29,390)

Net loss per
 common share                  [1.08)         [0.19)         [2.76)         [1.13)

Weighted average
 common shares                30,897         31,311         30,832         27,126
  used in computation


CONTACT: Investors: James F. Guthrie, Executive Vice President,
Chief Financial Officer, 512-427-3713, jguthrie@ixc-comm.net, or Media:
Meri Braziel, Senior Vice President of Marketing, 512-433-3535, or mbraziel@ixc-comm.net, both of IXC Communications


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